Exhibit 99.1

Contact:	Kristy Lash
Gregory FCA
610-642-8253

FOR IMMEDIATE RELEASE

Raymond J. Wilson, C.B.E., Joins Innovative Solutions & Support Board of Directors

Former Airbus leader and Industry Veteran Strengthens Global Orientation

EXTON, Pa.—February 9, 2007—Innovative Solutions & Support, Inc. (NASDAQ:ISSC - News) announced today that internationally-recognized aerospace industry leader Raymond J. Wilson, C.B.E., has been appointed to the Company’s Board of Directors.

Currently an independent Aerospace Manufacturing Consultant, Wilson most recently served on the five-person Executive Committee for Airbus S.a.s., where he was an integral member of the management group responsible for the overall performance of the $30 billion international aircraft manufacturing firm.  At that time, he also served as Executive Vice President for Procurement with the Toulouse, France-based Company.

As part of New Year’s Honours 2004, Wilson was honored by Her Majesty Queen Elizabeth II as a Commander of the British Empire (C.B.E.) for his services to the Aircraft Industry.

“Ray Wilson is one of the industry’s most highly-regarded authorities on the global aerospace market,” says Geoffrey S.M. Hedrick, Chairman and Chief Executive of Innovative Solutions & Support, Inc. “By joining our Board of Directors, he adds a distinctly international perspective that will be an important component of our growth strategy.  While we have historically enjoyed success penetrating select markets around the world, we believe there are far more opportunities in new geographies where Ray’s knowledge, expertise and familiarity will prove invaluable.”

With his appointment, the Innovative Solutions & Support, Inc. Board of Directors increases to seven members. Although Wilson has no immediate committee assignments, it is anticipated that he will be joining a number of the standing Board committees where his broad understanding of the global aerospace market will be of greatest value.

In the three years prior to the formation of Airbus as a company, Wilson served as a Managing Director for Airbus U.K., as well as a member of the Airbus Executive Board.  Wilson is a graduate of Napier University in Edinburgh, Scotland and resides in Clevedon U.K.

About Innovative Solutions & Support

Headquartered in Exton, PA., Innovative Solutions & Support, Inc. (www.innovative-ss.com) designs, manufactures and markets flat-panel display systems, flight information computers and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as engine and fuel data measurements.